Exhibit 23.2

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
ExactTarget, Inc.:

        The audits referred to in our report dated November 12, 2007, included the related financial statement schedules as of December 31, 2006, and for each of the years in the three-year period ended December 31, 2006, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. The audit report covering the December 31, 2006 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payments, for accounting for share based payment.

/s/ KPMG LLP
Indianapolis, Indiana
February 4, 2008